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                                                                 EXHIBIT 3.01(i)

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                            INTEGRATED SYSTEMS, INC.

        The undersigned, David St. Charles and Narendra K. Gupta, do hereby certify that:

        1. They are the duly elected President and Secretary, respectively, of Integrated Systems, Inc., a California corporation.

        2. The Articles of Incorporation of this corporation are restated in their entirety to read as follows:

       "I. The name of this Corporation is Integrated Systems, Inc.

       II. The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

      III. 1. Authorization of Shares. This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock, both without par value. The total number of shares of all classes which the Corporation is authorized to issue is 55,000,000 shares. The number of shares of Common Stock authorized is 50,000,000 shares and the number of shares of Preferred Stock authorized is 5,000,000 shares.

             2. Designation of Unissued Series of Preferred Stock. The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors of the Corporation may designate, fix the number of shares of and determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon, any series of Preferred Stock as to which there are no outstanding shares or rights to acquire shares. As to any series of Preferred Stock, the number of shares of which is authorized to be fixed by the board of directors, the board may, within any limits and restrictions stated in the resolutions of the board originally fixing the number of shares constituting such series, increase or decrease (but not below the number of shares of such series then outstanding and as to which rights to acquire shares of such series are then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

       IV. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        V. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, by agreement or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California

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Corporations Code, subject only to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

        VI. This Corporation shall not have cumulative voting. This provision shall become effective only when this Corporation becomes a listed corporation within the meaning of Section 301.5 of the California Corporations Code."

        3. The foregoing restatement of the Articles of Incorporation has been duly approved by the Board of Directors of this corporation.

        4. There were 672,322 shares of Convertible Preferred Stock issued. Pursuant to Article IV, Paragraphs 4(b) and 5 of the Articles of Incorporation, all such shares were automatically converted to Common Stock and may not be reissued as Convertible Preferred Stock. Pursuant to Section 910(b) of the California Corporations Code, this restatement may be adopted without shareholder approval.

        We further declare under penalty of perjury under the laws of the State of California that we have read the foregoing Certificate and know the contents thereof and that the matters set forth in this Certificate are true and correct of our knowledge.

                                               /s/  David St. Charles
Date: March 25, 1996                           ________________________________
                                               David St. Charles, President


                                               /s/  Narendra K. Gupta
                                               ________________________________
                                               Narendra K. Gupta, Secretary





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